Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: That each person whose signature appears below, as a Director of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”), with its principal offices at 222 N. Pacific Coast Highway, Suite 500, El Segundo, California, does hereby make, constitute and appoint Arjun L. Kampani and Paul R. Lundstrom, or one of them acting alone, his true and lawful attorneys, with full power of substitution and resubstitution, in his name, place and stead, in any and all capacities, to execute and sign a Registration Statement on Form S-3, and any and all amendments thereto, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Dated and effective as of the 10th day of September, 2018.

/s/ Warren G. Lichtenstein Warren G. Lichtenstein Executive Chairman	/s/ Thomas A. Corcoran Thomas A. Corcoran, Director

/s/ Eileen P. Drake Eileen P. Drake, Director	/s/ James R. Henderson James R. Henderson, Director

/s/ Lance W. Lord Lance W. Lord, Director	/s/ Merrill A. McPeak Merrill A. McPeak, Director

/s/ James H. Perry James H. Perry, Director	/s/ Martin Turchin Martin Turchin, Director